Exhibit (a)(1)(J)
                                                               -----------------



FOR IMMEDIATE RELEASE

              GE CAPITAL EXTENDS TENDER OFFER FOR HELLER FINANCIAL;

New Expiration Date is 5:00 P.M., New York City Time, on Wednesday, October 24, 2001

STAMFORD, CT (October 1, 2001) - General Electric Capital Corporation ("GE Capital") announced today that Hawk Acquisition Corp., its wholly owned subsidiary, has extended the expiration date for the cash tender offer by GE Capital and Hawk Acquisition Corp. for all outstanding shares of common stock of Heller Financial, Inc. ("Heller") (NYSE: HF). The new expiration date is 5:00 P.M., New York City time, on Wednesday, October 24, 2001.

As of 5:00 P.M., New York City time, on September 28, 2001, approximately 32,372,000 shares of Heller class A common stock had been tendered, representing approximately 70% of the outstanding class A common stock, and 51,050,000 shares of Heller class B common stock had been tendered, representing 100% of the outstanding class B common stock. Together, such tendered shares represent approximately 93% of the total voting power of the outstanding common stock of Heller on a fully diluted basis.

                                      # # #
Media Contacts:
GE Capital:
For Media:                 Marissa Moretti, GE Capital, 203-961-2290
For Investors:             Mark Vachon, GE, 203-373-2468

Heller Financial:
For Media:                 Joe St. Henry, Heller Financial, 248-680-4386
For Investors:             Linda Anderson, Heller Financial, 312-441-7034


All stockholders should read the Tender Offer Statement on Schedule TO filed by GE Capital, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Heller, with the Securities and Exchange Commission ("SEC") and mailed to stockholders and any related amendments thereto filed with the SEC. These statements contain important information that stockholders should consider before making any decision with respect to tendering their shares. Stockholders are able to obtain these statements and amendments thereto, as well as other filings containing information about GE Capital and Heller, without charge, at the SEC's internet site (www.sec.gov). Copies of the Tender Offer Statement and the Solicitation/Recommendation Statement can also be obtained, without charge, from Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (toll free).